Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS

FISCAL 2012 FOURTH QUARTER AND YEAR-END RESULTS

Company to host conference call on August 2, 2012, at 11:00 a.m. ET

Financial and Operational Highlights

*	Enrollment by headcount increased 12.0% over the prior year to a record 11,221 students as of May 31, 2012.

*	FY 2012 fourth quarter total revenue increased 18.0% to $33.1 million from $28.1 million in the prior-year period with the Company’s academic segment’s revenue increasing 19.0% to $32.8 million, compared to $27.6 million in the FY 2011 fourth quarter.

*	FY 2012 fourth quarter net income attributable to the Company was $1.6 million, compared to $2.3 million in the prior-year period, primarily due to increased educational service and selling, general, and administrative (SG&A) expenses incurred from continued expansion and development of physical locations; FY 2012 fourth quarter EBITDA was $4.0 million, compared to $4.3 million in the prior-year period.

*	FY 2012 annual revenues increased 11.3% to $118.9 million from $106.8 million in the prior year with the Company’s academic segment’s revenue increasing 11.8% to $117.8 million from $105.4 million in the prior year.

*	FY 2012 annual net income attributable to the Company was $5.0 million, compared to $10.3 million in the prior-year period, primarily due to increased educational service and SG&A expenses for continued geographic expansion; FY 2012 EBITDA was $13.5 million, compared to $19.4 million in the prior-year period.

*	The Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2012, which was paid on or about July 8, 2012.

*	During the FY 2012 fourth quarter, the Company repurchased 633,815 shares of common stock at an average stock price of $6.48.

*	Balance sheet at May 31, 2012, included cash and cash equivalents and investments of $30.6 million; working capital of $24.6 million; no short-term borrowings or long-term debt; and stockholders’ equity of $50.7 million.

Rapid City, South Dakota, August 1, 2012 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its FY 2012 fourth quarter and audited results for its fiscal year ended May 31, 2012.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We began to realize the benefits of our expansion and development initiatives during the fiscal 2012 fourth quarter and are very pleased with the top-line growth and profitability for the period. NAU increased its enrollment by 12.0% over the same period last year to more than 11,000 students, which is a record for us. We continue to believe that our consistent enrollment growth is a direct result of our geographic expansion efforts, as well as improvements in the admissions area during the fiscal 2012 fourth quarter. To support all of these initiatives through the course of FY 2012, we incurred higher SG&A expenses to hire the necessary administrative and admissions staff to support our continued growth, as well as increased marketing costs to increase awareness of our new physical locations. Now that we have entered fiscal year 2013, the Company has shifted its focus from geographic expansion to enrollment growth at its existing physical locations. We also are starting to gain efficiencies as a result of shifting our focus from horizontal to vertical growth.”

National American University Holdings, Inc.	Page 2
August 1, 2012

Operating Review

NAU currently owns one property and leases 35 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Jersey, New Mexico, Oklahoma, Oregon, South Dakota and Texas. NAU’S online academic and degree programs continue to grow. In addition, NAU continues to operate additional hybrid locations which utilize small physical facilities in strategic geographic areas, allowing its students to meet face-to-face with staff for assistance on their educational choices and related services while completing the majority of the coursework online.

Of the Company’s 35 campuses, the following sites are pending regulatory approvals:

•	Tigard, OR

•	Indianapolis, IN

12.0% Enrollment Increase

Total NAU student enrollment for the spring term of 2012 increased 12.0% to 11,221 students, up from 10,015 in the last spring term. Students enrolled in 98,384.5 credit hours compared to 88,725 credit hours in the spring term of last year. The current average age of NAU’s students is in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at May 31, 2012, and May 31, 2011, by degree type and by instructional delivery method:

	May 31, 2012		May 31, 2011
	No. of Students	% of Total	No. of Students	% of Total
Graduate	392	3.5%	385	3.8%

Undergraduate and Diploma	10,829	96.5%	9,630	96.2%

Total	11,221	100.0%	10,015	100.0%

	May 31, 2012		May 31, 2011
	No. of Students	% of Total	No. of Students	% of Total
Online	6,230	55.5%	4,624	46.2%
On-Campus	3,029	27.0%	3,751	37.4%
Hybrid	1,962	17.5%	1,640	16.4%

Total	11,221	100.0%	10,015	100.0%

Formation of Roueche Graduate Center

In May 2012, NAU announced the development of the Roueche Graduate Center, which will be located in Austin, Texas, and since July 1, 2012, is led by Dr. John E. Roueche, the center’s president, who joined NAU after 42 years as Director of the Community College Leadership Program (CCLP) at The University of Texas at Austin. Dr. Roueche is a nationally recognized authority in community college education, having written 35 books and spoken at more than 1,300 community colleges and universities since 1970.

The Roueche Graduate Center will house NAU’s Harold D. Buckingham Graduate School, which currently offers Master of Business Administration, Master of Management, and Master of Science in Nursing graduate degrees. NAU remains steadfast in its commitment to quality graduate programming and believes that development of the Roueche Graduate Center and the leadership of Dr. Roueche will allow it to better serve the graduate student community and continue to pursue additional graduate opportunities. The university is in the process of pursuing additional graduate programming, including potential doctoral programs.

National American University Holdings, Inc.	Page 3
August 1, 2012

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate and graduate education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1% of revenues for the quarter ended May 31, 2012.

Fiscal 2012 Fourth Quarter Financial Results

•

Total revenues for the three months ended May 31, 2012, increased 18.0% to $33.1 million from $28.1 million for the same period last year. As a result of NAU’s enrollment growth, the academic segment’s total revenue increased 19.0% to $32.8 million from $27.6 million for the prior-year period.

•

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

For the three months ended May 31, 2012, this expense was $7.6 million, or 23.2% of the academic segment’s total revenue, compared to $6.2 million, or 22.4%, for the three months ended May 31, 2011. This increase was primarily a result of expenses incurred from increased instructional compensation and hiring the additional faculty and staff necessary to support the larger student population.

•

During the FY 2012 fourth quarter, SG&A expenses were $20.3 million, or 61.2% of total revenues, compared to $17.4 million, or 62.0%, in the prior-year period. The dollar increase was primarily due to increased spending for NAU’s developing physical locations and academic programs, as well as increased staffing for new and existing campuses. The Company expects SG&A as a percentage of total revenues will decline as it focuses on increasing enrollment at its existing campus locations over the next fiscal year. SG&A as a percentage of total revenues decreased significantly quarter over quarter, from 70.3% in the fiscal 2012 third quarter to 61.2% in the fiscal 2012 fourth quarter.

•

Income before income taxes and non-controlling interest for the three months ended May 31, 2012, was $2.6 million, compared to $3.6 million for the same period last year. This decrease was primarily due to higher educational service expense and SG&A expenses.

•

Net income attributable to the Company for the FY 2012 fourth quarter was $1.6 million, or $0.05 per diluted share based on 25.8 million shares outstanding, compared to $2.3 million, or $0.14 per diluted share based on 26.7 million shares outstanding, in the prior-year period.

•	EBITDA for the FY 2012 fourth quarter was $4.0 million, compared to $4.3 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2012 Financial Results

•

Total revenues for the year ended May 31, 2012, increased 11.3% to $118.9 million from $106.8 million for the same period last year. As a result of continued enrollment growth, the academic segment’s total revenue increased 11.8% to $117.8 million from $105.4 million for the prior-year period. The Company attributes the enrollment growth to its continued investment in geographic and programmatic expansion, a weaker economy, and student retention initiatives. The increase in academic revenues was also a result of an average tuition increase of 4.7% that was approved by NAU’s board of governors in April 2011 and became effective September 2011 and increased books sales due to the increase in enrollment.

•

NAU’s educational services expense for the year ended May 31, 2012, was $27.8 million, or 23.6% of the academic segment’s total revenue, compared to $22.6 million, or 21.4%, in the prior-year period. This increase was primarily a result of increases in instructional compensation for additional faculty and staff members needed to provide and maintain the quality of NAU’s education services for the larger student population and new programs such as OTA and cardiovascular technology.

•

During FY 2012, SG&A expenses were $77.5 million, or 65.2% of total revenues, compared to $64.5 million, or 60.4%, in the prior-year period. This increase was primarily due to a $8.5 million increase in spending for developing physical locations and academic programming.

National American University Holdings, Inc.	Page 4
August 1, 2012

•

Income before income taxes and non-controlling interest for the year ended May 31, 2012, was $8.8 million, compared to $16.7 million for the same period last year. This decrease was primarily due to higher educational service expense and SG&A expenses.

•

Net income attributable to the Company during FY 2012 was $5.0 million, or $0.19 per diluted share based on 26.6 million shares outstanding, compared to $10.3 million, or $0.38 per diluted share based on 26.8 million shares outstanding, in the prior-year period.

•	EBITDA for FY 2012 was $13.5 million, compared to $19.4 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	5/31/2012		5/31/2011	% Change
Cash and Cash Equivalents	$15.7	*	$25.7	-39.1%
Short Term Investments	14.9	*	19.1	-21.8%
Working Capital	24.6	*	39.5	-37.7%
Total Long-term Debt	0		0	N/A
Stockholders’ Equity	50.7		58.5	-13.3%

(*	Decrease largely due to shareholder repurchases and investments in property & equipment during the year)

Stock Repurchase Plan Update

On November 4, 2011, the Company announced that its Board of Directors had authorized the establishment of a stock repurchase program for the Company to purchase up to $10 million of common stock in both open market and privately negotiated transactions. By the end of the fourth quarter, the Company had repurchased 1,468,873 shares of common stock at an average stock price of $7.07.

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2012, paid on or about July 8, 2012.

Outlook for FY 2013

Dr. Shape concluded, “Throughout the past two fiscal years, we made significant investments to expand our geographic presence and have now more than doubled the number of our physical locations since fiscal 2009. After having invested approximately $57 million into growing NAU’s geographic footprint and academic programming over the past several years, we expect to continue realizing the benefits of these investments throughout the course of FY 2013. During this fiscal year, our focus is on increasing enrollment at each of our existing campus locations throughout the U.S., particularly the new locations that we worked to develop over the past couple of years. Meanwhile, we remain committed to our students and continue working to develop and expand programs that equip our students with lifelong skills and enable them to find stable employment after graduation.”

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on August 2, 2012, at 11:00 a.m. ET.

The dial-in numbers are:

(877) 407-8033 (U.S.)

(201) 689-8033 (International)

National American University Holdings, Inc.	Page 5
August 1, 2012

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://www.investorcalendar.com/IC/CEPage.asp?ID=169197.

National American University Holdings, Inc.	Page 6
August 1, 2012

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which is to be filed on August 3, 2012, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel

The Equity Group Inc.

Carolyne Yu

212-836-9610

cyu@equityny.com

Adam Prior

212-836-9606

aprior@equityny.com

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2012 AND MAY 31, 2011

(In thousands except per share data)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2012	2011	2012	2011
REVENUE:
Academic revenue	$29,163	$26,017	$109,833	$99,216
Auxiliary revenue	3,679	1,570	7,992	6,153
Rental income — apartments	268	251	1,069	990
Condominium sales	0	225	0	449

Total revenue	33,110	28,063	118,894	106,808

OPERATING EXPENSES:
Cost of educational services	7,609	6,184	27,831	22,575
Selling, general and administrative	20,274	17,412	77,476	64,474
Auxiliary expense	2,628	769	4,747	2,888
Cost of condominium sales	0	188	0	381
(Gain) loss on disposition of property	(194)	12	(320)	82

Total operating expenses	30,317	24,565	109,734	90,400

OPERATING INCOME	2,793	3,498	9,160	16,408

OTHER INCOME (EXPENSE):
Interest income	28	36	133	148
Interest expense	(278)	0	(594)	0
Other income — net	30	27	121	123

Total other income (expense)	(220)	63	(340)	271

INCOME BEFORE INCOME TAXES	2,573	3,561	8,820	16,679

INCOME TAX EXPENSE	(1,006)	(1,241)	(3,683)	(6,375)

NET INCOME	1,567	2,320	5,137	10,304

NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(3)	(7)	(88)	(38)

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,564	2,313	5,049	10,266

OTHER COMPREHENSIVE INCOME (LOSS) —
Unrealized losses on investments	(20)	5	(74)	(37)
Income tax benefit related to items of other comprehensive loss	27	0	27	13

OTHER COMPREHENSIVE LOSS, NET OF TAX	7	0	(47)	(24)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,571	$2,318	$5,002	$10,242

Basic net earnings attributable to National American University Holdings, Inc.	$0.06	$0.15	$0.19	$0.39
Diluted net earnings attributable to National American University Holdings, Inc.	$0.05	$0.14	$0.19	$0.38
Basic weighted average shares outstanding	25,771,330	26,337,348	26,488,265	26,236,783
Diluted weighted average shares outstanding	25,828,984	26,721,711	26,638,427	26,836,039

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF MAY 31, 2012 AND 2011

(In thousands except per share data)

	May 31, 2012	May 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,658	$25,716
Available for sale investments	14,917	19,085
Student receivables — net of allowance of $759 and $223 at May 31, 2012 and 2011, respectively	2,804	2,010
Other receivables	366	425
Bookstore inventory	6	1,057
Income tax receivable	974	1,260
Deferred income taxes	1,914	1,723
Prepaid and other current assets	613	559

Total current assets	37,252	51,835

Total Property and Equipment — Net	40,496	21,265

OTHER ASSETS:
Condominium inventory	2,667	2,664
Land held for future development	312	312
Course development — net of accumulated amortization of $1,715 and $1,415 at May 31, 2012 and 2011, respectively	1,241	956
Other	1,130	906

	5,350	4,838

TOTAL	$83,098	$77,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$40	$0
Accounts payable	4,175	4,430
Dividends payable	840	831
Student accounts payable	659	400
Deferred income	236	294
Accrued and other liabilities	6,717	6,403

Total current liabilities	12,667	12,358

DEFERRED INCOME TAXES	5,098	2,827

OTHER LONG-TERM LIABILITIES	4,161	4,248

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	10,460	0

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock $0.0001 par value (50,000,000 authorized; 28,057,891 issued and 25,574,124 outstanding as of May 31, 2012; 27,546,499 issued and 26,546,499 outstanding as of May 31, 2011)	3	3
Additional paid-in capital	57,203	56,643
Retained earnings	11,239	9,549
Treasury stock, at cost (2,483,767 shares at May 31, 2012 and 1,000,000 shares at May 31, 2011)	(17,589)	(7,505)
Accumulated other comprehensive income, net of taxes — unrealized gain on available for sale securities	25	72

Total National American University Holdings, Inc. stockholders’ equity	50,881	58,762

Net income attributable to non-controlling interest	(169)	(257)
Total equity	50,712	58,505

TOTAL	$83,098	$77,938

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The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended May 31,		Year Ended May 31,
	2012	2011	2012	2011
	(dollars in thousands)
Net Income attributable to the Company	$1,564	$2,313	$5,049	$10,266
Income (Loss) attributable to non-controlling interest	3	7	88	38
Interest Income	(28)	(36)	(133)	(148)
Interest Expense	278	0	594	0
Income Taxes	1,006	1,241	3,683	6,375
Depreciation and Amortization	1,164	794	4,239	2,861

EBITDA	$3,987	$4,319	$13,520	$19,392

Consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense, plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, its presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.

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